Exhibit 99.1


                                  ROFIN-SINAR
                                TECHNOLOGIES INC.
                                [GRAPHIC OMITTED]
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                                - PRESS RELEASE -


                                            Contact:       Thorsten Frauenpreiss
                                                           Rofin-Sinar
                                                           +49-40-73363-256




ROFIN-SINAR AGREES TO ACQUIRE BAASEL LASERTECH GROUP; COMBINATION
WILL CREATE ONE OF THE WORLD'S LARGEST INDUSTRIAL LASER
MANUFACTURING GROUPS

Plymouth, Michigan / Hamburg, Germany, May 1, 2000 - Rofin-Sinar Technologies, Inc. ("Rofin-Sinar") (NASDAQ: RSTI) today announced that, through its subsidiary Rofin-Sinar Laser GmbH, it has entered into a definitive agreement to acquire a controlling interest in Carl Baasel Lasertechnik GmbH and its worldwide subsidiaries ("Baasel Lasertech Group") from Mannesmann Demag Krauss-Maffei AG ("MDKM").

Headquartered near Munich, Germany, the Baasel Lasertech Group produced around 800 lasers in 1999 and is focused on laser systems for marking, fine cutting/fine welding, laser sources for sheet metal cutting/welding, laser perforation and medical applications. In 1999, Carl Baasel Lasertechnik GmbH and its consolidated subsidiaries had revenues of Euro 59.3 million
(audited) and its unconsolidated subsidiaries had revenues of approximately
Euro 5 million (unaudited).

By adding Baasel Lasertech Group to its business, combined revenues of Rofin-Sinar and Baasel Lasertechnik Group for the year ended December 31,1999 would have been approximately US$190 million, making Rofin-Sinar one of the world's largest producers of industrial lasers and laser-based advanced manufacturing systems.

"This is an important acquisition for Rofin-Sinar," said Dr. Peter Wirth, the President and CEO of Rofin-Sinar. "The Baasel Lasertech Group will strengthen our position in the market for laser material processing, while its proven experience in wafer marking, laser perforation systems and systems for fine cutting/welding will create new market opportunities for us. In North America, Baasel Lasertech Group's strong presence in the laser marking markets through AB Lasers (Acton, MA) complements our existing activities."

Under the agreement, Rofin-Sinar will acquire 90.01% of the share capital of Carl Baasel Lasertechnik GmbH for Euro 44.4 million (US$40 million) in cash. Rofin-Sinar will also arrange refinancing of Baasel Lasertech Group's projected debt of approximately Euro 27 million. In addition, Rofin-Sinar has assumed the rights and obligations of MDKM with respect to the purchase of the remaining 9.99% interest in Baasel Lasertechnik Group. The transaction is subject to approval by the supervisory board of MDKM. The acquisition, which is expected to close later this month, will be accounted for as a purchase transaction with effect from January 1, 2000.

Rofin-Sinar expects to finance the transaction from existing cash balances and borrowings under committed lines of credit with German Banks. Rofin-Sinar intends to refinance the acquisition purchase price with the proceeds of a share offering in the German capital markets later this year. The offering of these securities may only be made by means of a written prospectus meeting the requirements of applicable securities laws.

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Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany, UK and Japan, Rofin-Sinar currently has more than 6,000 laser units installed worldwide and serves more than 1,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A registration statement relating to such offering of shares of Rofin-Sinar has not yet been filed with the U.S. Securities and Exchange Commission. Certain information included in this press release is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.

























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